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                      December 28, 2021

       Eva G. Tang
       Chief Financial Officer
       American States Water Company
       630 E. Foothill Blvd.
       San Dimas, CA 91773-1212

                                                        Re: American States
Water Company
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            Filed February 22,
2021
                                                            File No. 001-14431

       Dear Ms. Tang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation